UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2015

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to the Employment Agreement (as defined below) is hereby incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2015, LMI Aerospace, Inc. (the “Company”) appointed Jennifer Alfaro as its Chief Human Resources Officer, effective February 2, 2015. Ms. Alfaro served as Vice-President, Human Resources for the Aerospace Solutions Segment of KLX Inc., the world’s leading distributor of aerospace fasteners and consumables and full-service provider of inventory management solutions for the commercial, business jet, and military markets worldwide. Prior to KLX, Ms. Alfaro was Vice-President, Human Resources for Dean Foods, the largest dairy producer in the U.S. She also brings over 11 years of previous aerospace experience from Goodrich Corporation (now part of United Technologies) in various human resources positions.

Ms. Alfaro has not had a direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On January 12, 2015, the Company and Ms. Alfaro entered into an employment agreement (the “Employment Agreement”). The term of the Employment Agreement is from February 2, 2015 through December 31, 2016, and thereafter renews for successive one year terms unless terminated by either party. The Employment Agreement provides for a base salary of two hundred fifty thousand dollars ($250,000) per year, to be reviewed annually by the Compensation Committee of the Board of Directors of the Company. Ms. Alfaro is eligible for an annual performance bonus if the Company’s annual income from operations meets certain defined targets. The Employment Agreement provides that Ms. Alfaro is eligible for annual grants of restricted Company common stock. Ms. Alfaro is also entitled to other benefits, including relocation assistance to move to the St. Louis metropolitan area and is eligible to participate in Company benefit plans. The Employment Agreement includes a claw back provision consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Company’s Policy for Recoupment of Incentive Compensation.

The Employment Agreement may be terminated upon Ms. Alfaro giving no less than 30 days prior written notice to the Company, her death or permanent disability, by the Company for cause or not for cause. If such termination is due to the cessation of the business of the Company, or is without cause, Ms. Alfaro will be entitled to severance in an amount equal to twelve (12) months of her base salary. If a change in control of the Company results in the involuntary termination of Ms. Alfaro or Ms. Alfaro’s terminating her employment for good reason within nine (9) months following the change in control, Ms. Alfaro will be entitled to severance in an amount equal to two and one-half (2 ½) times her base salary plus any reasonably anticipated performance bonus prorated for that fiscal year. If Ms. Alfaro voluntarily terminates employment without good reason within ninety (90) days following a change in control, Ms. Alfaro will be entitled to severance in an amount equal to twelve (12) months of her base salary. Any severance will be paid in equal installments commencing within forty-five (45) days after the lapse of any revocation period of the release delivered by Ms. Alfaro, which is a condition to the receipt of any severance payment.

The Employment Agreement also contains a confidentiality provision, a one (1) year non-compete/non-solicit provision and other provisions customarily found in employment agreements with executive officers.

Upon the commencement of her employment, the Company is expected to grant Ms. Alfaro shares of restricted stock as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4). It is expected that the total number of shares to be granted to Ms. Alfaro will have an aggregate market value of $60,000 on the date of grant and will vest on the three-year anniversary of the date of grant, subject to Ms. Alfaro’s continued employment on the vesting date. Other terms and conditions of the stock grant will be forth in a Restricted Stock Agreement to be entered into between Ms. Alfaro and the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Section 8 - Other Events

Item 8.01. Other Events

On January 16, 2015, the Company issued a press release announcing the appointment of Ms. Alfaro as Chief Human Resources Officer (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 16, 2015

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
Clifford C. Stebe, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between LMI Aerospace, Inc. and Jennifer Alfaro, dated January 12, 2015.
99.1	Press Release issued by LMI Aerospace, Inc. dated January 16, 2015.